Alfred V. Greco, Esq.
SIERCHIO GRECO & GRECO, LLP
199 Main Street, Suite 706
White Plains, NY 10601
Telephone: 914-682-3030
Fax: 914-682-3035

December 12, 2007
EXHIBIT 5.1

Securities & Exchange Commission
Washington, DC 20549
Attn: Section of Filings and Reports

Re:	Bovie Medical Corporation (the "Company")
Amendment to add Securities Form S-8 of
2003 Key Services Stock Option Plan
Filed with the SEC on May 12, 2006
Registration No. 333-134060

Gentlemen:

In connection with the filing of the filing of an amendment to add 500,000 shares of common stock of the Company to its 2003 Key Services Stock Option Plan (the “Plan”) filed with the Securities and Exchange Commission on May 12, 2006, this office has been requested to render an opinion concerning the shares to be added. In this connection the undersigned has reviewed the Plan, the Company’s Certificate of Incorporation, its By-laws, minutes and such other documents of the Corporation deemed relevant.

Based upon the foregoing, the undersigned is of the opinion that 500,000 shares of common stock of the Company, par value $.001 per share (the “Shares”) have been duly authorized for issuance pursuant to exercise of options issued pursuant to the terms of the Plan, and upon such exercise and payment of consideration therefor, such shares, when issued, will be validly issued, fully paid and non-assessable shares of the Company.

The undersigned consents to the use of his name and the name of this firm in connection with the filing of the above amendment of the Form S-8A registration statement with the Securities & Exchange Commission.

Very truly yours,
Sierchio Greco & Greco, LLP

By:	/s/ Alfred V Greco
Alfred V Greco, Esq.